EXHIBIT 99.3

Pro Forma Combined Financial Statements

The following pro forma balance sheet has been derived from the balance sheet of TGS International Ltd. at May 31, 2018, and adjusts such information to give the effect of the acquisition of Arcus Mining Holdings Limited, a Seychelles corporation, as if the acquisition had occurred at May 31, 2018. The following pro forma EPS statement has been derived from the income statement of Arcus Mining Holdings Limited and adjusts such information to give the effect that the acquisition by TGS International Ltd. at June 30, 2018 and May 31, 2018, respectively. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at May 31, 2018 or June 30, 2018.

	Arcus Mining Holdings Limited June 30, 2018 $	TGS International Ltd. May 31, 2018 $	Adjustment		Proforma $
	(unaudited)	(unaudited)
Assets

Current assets
Cash and cash equivalents	217,796	9,199	(9,199)	A	217,796
Other receivables	109,850	-			109,850
Prepayments and deposits	157,077	2,086	(2,086)	A	157,077
Total current assets	484,723	11,285			484,723

Non-current assets
Property, plant and equipment	1,670,244	7,438	(7,438)	A	1,670,244
Intangible assets	1,097,362	-			1,097,362

Total assets	3,252,329	18,723			3,252,329

Liabilities and Stockholders’ Deficiency

Current liabilities
Accrued charges	210,762	-			210,762
Other payables	364,311	24,866	(24,866)	A	364,311
Loans from related persons	764,899	71,956	(71,956)	A	764,899

Total current liabilities	1,339,972	96,822			1,339,972

Non-current liabilities
Amounts due to shareholders	9,102,551	-	(8,848,710)	C	253,841
Provision for asset retirement obligations	30,251	-			30,251
Provision for exploration asset compensation	109,627	-			109,627

Total liabilities	10,582,401	96,822			1,733,691

Commitments

Stockholders’ deficiency
Common stock and preferred stock, non-voting, par value $0.0001 per share - 200,000,000 common stock and 100,000,000 preferred stock, non-voting, authorized -13,530,000 common stock issued and outstanding	100	1,353	700	B	1,403
			(650)	A
			(884,971)	D
			884,871	C
Additional paid in capital	-	33,094	(34,447)	A	8,847,407
			650	A
			(700)	B
			7,963,839	C
			884,971	D
Accumulated loss	(7,046,930)	(111,996)	111,996	A	(7,046,930)
Accumulated other comprehensive loss	(283,242)	(550)	550	A	(283,242)

Total stockholders’ deficiency	(7,330,072)	(78,099)			1,518,638

Total liabilities and stockholders’ deficiency	3,252,329	18,723			3,252,329

See notes to financial statements

PRO FORMA EPS (UNAUDITED)

	Arcus Mining Holdings Limited Six Months Ended June 30, 2018 $	Arcus Mining Holdings Limited Year Ended December 31, 2017 $
	(unaudited)	(unaudited)

Net loss	(670,931)	(1,230,969)
Other comprehensive loss
Foreign currency translation adjustments	(54,847)	135,385

Comprehensive loss	(725,778)	(1,095,584)

Net loss per share:
Basic and diluted	(0.048)	(0.088)

Weighted average number of common shares outstanding:
Basic and diluted	14,030,000	14,030,000

See notes to financial statements

Unaudited Notes to Pro Forma Combined Financial Statements

On September 14, 2018, the Company entered into a Share Exchange Agreement with Arcus and the Selling Stockholders, pursuant to which the Selling Shareholders agreed to sell all of their ordinary shares of Arcus to the Company in exchange for an aggregate of 7,000,000 shares of common stock of the Company. On the Closing Date, Arcus transferred its mining business to the Registrant. The directors and stockholders of the Company and of Arcus have approved the Share Exchange Agreement and the transactions contemplated thereunder.

Immediately prior to the Share Exchange, 6,500,000 shares of our outstanding common stock were cancelled and retired.

As a result of the transactions described above, we became the record and beneficial owner of 100% of the share capital of Arcus and therefore own 100% of the share capital of its subsidiaries and Variable Interest Entities indirectly.

As a result of the Share Exchange, the cancellation of 6,500,000 shares and the issuance of 7,000,000 shares, we will have 14,030,000 shares of common stock issued and outstanding.

The transaction was regarded as a reverse merger whereby Arcus was considered to be the accounting acquirer as it retained control of TGSI after the Share Exchange.

All amounts of TGSI were reversed as the net assets assumed by Arcus in the reverse merger were $0.

The consolidated financial statements reflect all predecessor statements of income and cash flow activities and include the accounts of Arcus Mining Holdings Limited, and its subsidiaries and Variable Interest Entities (VIEs). Arcus (and its historical financial statements) is the continuing entity for financial reporting purposes.

The preceding unaudited pro forma combined balance sheet represents the combined financial position of Arcus as of June 30, 2018, as if the reverse merger acquisition occurred on June 30, 2018

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the reverse acquisition of Arcus had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the resulted of future operations.

Assumptions and Adjustments:

A)	Per the terms of the Share Exchange, TGSI was delivered with zero assets and zero liabilities at time of closing and TGSI will also cancel 6,500,000 shares;

B)	At closing and pursuant to the Exchange Agreement, we acquired all of the issued and outstanding capital stock of Arcus in exchange for the issuance of 7,000,000 common stock shares;

C)

On August 15, 2018, Arcus and Mr. Chi Kin Loo agreed to repay the debts of $8,848,710 by issuing common stock to Mr. Loo at $10 each. Thus Arcus issued 884,871 common stock and $7,963,839 as additional paid in capital; and

D)	At closing, common stock of Arcus will be reclassified to additional paid-in-capital to reflect the additional shares of common stock issued as part of the Share Exchange.